          As filed with the Securities and Exchange Commission on August 9, 1994
                                                    REGISTRATION NO. 33-

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                           Phillips Petroleum Company
             (Exact name of Registrant as specified in its charter)

                             ----------------------

                    DELAWARE                                  73-0400345
        (State or other jurisdiction of                    (I.R.S. Employer
         incorporation or organization)                 Identification Number)


                            ----------------------
                               PHILLIPS BUILDING
                         BARTLESVILLE, OKLAHOMA  74004
                                (918) 661-6600
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            ----------------------
                                  T.C. MORRIS
         SENIOR VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                             17 PHILLIPS BUILDING
                         BARTLESVILLE, OKLAHOMA  74004
                                (918) 661-8266
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                            ----------------------


                                                                 COPIES TO:
              DALE J. BILLAM, ESQ.                          MARTIN D. JACOBSON, ESQ.                        JAMES C. VARDELL, ESQ.
           Phillips Petroleum Company                      Simpson Thacher & Bartlett                       Cravath, Swaine & Moore
              1234 Adams Building                             425 Lexington Avenue                              Worldwide Plaza
         Bartlesville, Oklahoma  74004                     New York, New York  10017                           825 Eighth Avenue
                 (918) 661-5638                                  (212) 455-7023                            New York, New York  10019
                                                                                                                 (212) 474-1900


                            ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:
                From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                             ----------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    PROPOSED                 PROPOSED
                 TITLE OF                                           MAXIMUM                  MAXIMUM
               SECURITIES TO                    AMOUNT TO         OFFERING PRICE             AGGREGATE                AMOUNT OF
               BE REGISTERED                  BE REGISTERED         PER UNIT*               OFFERING PRICE         REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------
  Pass Through Certificates  . . . . . .      $110,000,000             100%                 $110,000,000               $37,932
====================================================================================================================================

*  Estimated solely for the purpose of determining the registration fee.

                             ----------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 9, 1994
PROSPECTUS
                               [LOGO OF PHILLIPS]
                           PASS THROUGH CERTIFICATES


     Up to $110,000,000 aggregate amount of Pass Through Certificates (the "Pass Through Certificates") may be offered for sale from time to time pursuant to this Prospectus and one or more Prospectus Supplements. The Pass Through Certificates may be offered in one or more series (each, a "Series") in amounts, at prices and on terms to be determined at the time of sale. For each Series of Pass Through Certificates offered pursuant to this Prospectus and a Prospectus Supplement, a separate Pass Through Trust (a "Pass Through Trust") will be formed pursuant to a separate Pass Through Trust Agreement (a "Pass Through Agreement") between Phillips Petroleum Company (the "Company") and Shawmut Bank Connecticut, National Association, as the Pass Through Trustee under such Pass Through Trust. Each Pass Through Certificate in a Series will evidence a fractional undivided interest in the related Pass Through Trust and will have no rights, benefits or interest in respect of any other Pass Through Trust or the Trust Property held in any other such Pass Through Trust. The Trust Property of each Pass Through Trust will consist of equipment notes (the "Equipment Notes") issued as nonrecourse obligations by one or more Owner Trusts, in connection with leveraged lease transactions. The Equipment Notes will be issued to finance a portion of the payment to be made by each such Owner Trust of the acquisition cost for specified items of transportation equipment that are to be leased to the Company (the "Equipment"). The Prospectus Supplement relating to each offering will describe certain terms of the Pass Through Certificates offered thereby, the respective Pass Through Trusts, the Equipment Notes to be purchased by such Pass Through Trusts, the leveraged lease transactions and the Equipment relating to such Equipment Notes.

     With respect to one or more items of Equipment, the Owner Trustee may issue one or more Equipment Notes, each of which may have a different interest rate and final maturity date. For each Series of Pass Through Certificates, the Pass Through Trustee will purchase one or more Equipment Notes issued with respect to one or more items of Equipment such that all of the Equipment Notes held in the related Pass Through Trust will have identical interest rates, in each case equal to the rate applicable to the Pass Through Certificates issued by such Pass Through Trust, and such that the latest maturity date for such Equipment Notes will occur on or before the final distribution date for such Pass Through Certificates. For any item of Equipment, the related Equipment Notes will be secured by a security interest in the Lease relating thereto, including the right to receive rent payable by the Company under such Lease and in the related items of Equipment subject to such Lease (except that for certain vehicles included in the Equipment the security interest in such vehicles may not be perfected). None of the Equipment Notes held in the respective Pass Through Trusts will be obligations of, or guaranteed by, the Company. The amounts payable by the Company under the Leases will be sufficient to pay in full when due all principal of, and premium, if any, and interest on, the related Equipment Notes.

     Interest paid on the Equipment Notes held in each Pass Through Trust will be passed through to the registered holders of the Pass Through Certificates for such Pass Through Trust (for each Pass Through Trust, the "Certificateholders") on the dates and at the rate per annum set forth in the Prospectus Supplement relating to such Pass Through Certificates until the final distribution date for such Pass Through Trust. Principal paid on the Equipment Notes held in each Pass Through Trust will be passed through to the Certificateholders in scheduled amounts on the dates set forth in the Prospectus Supplement relating to such Pass Through Certificates until the final distribution date for such Pass Through Trust.

     The Pass Through Certificates represent interests in the related Pass Through Trust only and all payments and distributions shall be made only from the property of such Pass Through Trust. The Pass Through Certificates do not represent an interest in or obligation of the Company.

     The Pass Through Certificates may be sold to or through underwriters or directly to other purchasers or through agents. The Prospectus Supplement relating to each offering will set forth the names of any underwriters, dealers or agents involved in the sale of the Pass Through Certificates in connection with which this Prospectus is being delivered, the amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

     Prior to their issuance, there will have been no market for the Pass Through Certificates of any Series and there can be no assurance that one will develop. Unless otherwise indicated in the applicable Prospectus Supplement, the Company does not intend to apply for the listing of any Series of Pass Through Certificates on a national securities exchange. See "Plan of Distribution."

     This Prospectus may not be used to consummate sales of any Pass Through Certificates unless accompanied by the Prospectus Supplement applicable to the Pass Through Certificates being sold.
                            ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ----------------------

              The date of this Prospectus is September ___, 1994.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ----------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                            ----------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Offices of the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104, on which certain of the Company's securities are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994, all of which have previously been filed by the Company with the Commission, are incorporated by reference in this Prospectus.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Dale J. Billam, Secretary, Phillips Petroleum Company, 1234 Adams Building, Bartlesville, Oklahoma 74004 (telephone (918) 661-5638).

                           PHILLIPS PETROLEUM COMPANY

     Phillips Petroleum Company, incorporated in Delaware in 1917, is a fully integrated oil company engaged in petroleum exploration and production on a worldwide basis, petroleum refining and marketing, and natural gas gathering and processing, principally in the United States. Phillips also produces and distributes chemicals worldwide. Its principal executive offices are located in the Phillips Building, Bartlesville, Oklahoma 74004 (telephone (918) 661-6600).

     The words "Company" and "Phillips" as used in this Prospectus refer to Phillips Petroleum Company or Phillips Petroleum Company and its consolidated subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:


                                                    SIX MONTHS ENDED
                                                        JUNE 30                               YEAR ENDED DECEMBER 31
                                                   ---------------------  -------------------------------------------------------
                                                      1994        1993      1993       1992         1991       1990        1989
                                                   ---------   ---------  ---------  ---------   ---------   ---------  ---------
 Ratio of earnings to fixed charges  . . . . . . .     2.8         3.0       2.3        2.1          2.0        2.8         1.9

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items and cumulative effect of change in accounting principle, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirements of a subsidiary to the extent not deducted in determining pretax income, but including amortization of interest previously capitalized), less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense that the Company believes to be representative of interest and the amounts accrued to cover the preferred stock dividend requirements of a subsidiary. A statement setting forth the computation of the unaudited ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                    OUTLINE OF PASS THROUGH TRUST STRUCTURE

     For each Series of Pass Through Certificates (as such terms are defined below) offered pursuant to this Prospectus and the related Prospectus Supplement, a separate pass through trust (a "Pass Through Trust") will be formed pursuant to a Pass Through Trust Agreement (a "Pass Through Agreement") between the Company and Shawmut Bank Connecticut, National Association as pass through trustee (the "Pass Through Trustee"), for the benefit of the registered holders (the "Certificateholders") of the series (a "Series") of certificates (the "Pass Through Certificates") evidencing fractional undivided interests in such Pass Through Trust. The property held in each Pass Through Trust (the "Trust Property") will consist of equipment notes issued in connection with one or more leveraged lease transactions (the "Equipment Notes"), as specified in the applicable Prospectus Supplement.

     As more fully described below under "Use of Proceeds," in connection with each leveraged lease transaction, one or more Equipment Notes may be issued, each of which may have different interest rates and final maturity dates. Concurrently with the execution and delivery of each Pass Through Agreement, the Pass Through Trustee, on behalf of the related Pass Through Trust, will enter into one or more participation agreements (each, a "Participation Agreement") pursuant to which it will, among other things, purchase one or more Equipment Notes, such that the Equipment Notes that constitute the property of such Pass Through Trust will have identical interest rates, in each case equal to the rate applicable to the Pass Through Certificates issued by such Pass Through Trust, and such that the latest maturity date for such Equipment Notes will occur on or before the final distribution date applicable to such Pass Through Certificates. For each Pass Through Trust, the aggregate amount of the related Series of Pass Through Certificates will equal the aggregate principal amount of the

Equipment Notes constituting the Trust Property of such Pass Through Trust. The Pass Through Trustee will distribute the amount of payments of principal, premium, if any, and interest received by it as holder of the Equipment Notes to the Certificateholders of the Pass Through Trust in which such Equipment Notes are held. See "Description of the Pass Through Certificates" and "Description of the Equipment Notes."

                                USE OF PROCEEDS

     Each Series of Pass Through Certificates offered pursuant to this Prospectus and a related Prospectus Supplement will be issued to facilitate the financing of the debt portion of one or more leveraged lease transactions entered into or to be entered into by the Company, as lessee, with respect to one or more of the items of transportation equipment, comprised of covered hopper and tank railroad cars (the "Rail Cars"), corporate aircraft (the "Aircraft") and mobile aircraft refueling vehicles (the "Vehicles") that are to be leased by the Company (the Rail Cars, Aircraft and Vehicles, collectively, the "Equipment"), as specified in the applicable Prospectus Supplement. Each Prospectus Supplement will provide further descriptive and identifying information with respect to the Equipment. The proceeds from the sale of such Pass Through Certificates will be used by the Pass Through Trustee on behalf of the related Pass Through Trust to purchase Equipment Notes. The Equipment Notes will be issued as nonrecourse obligations of one or more owner trusts (each, an "Owner Trust" created pursuant to a "Trust Agreement") by Wilmington Trust Company, not in its individual capacity but solely as the owner trustee (the "Owner Trustee") for the benefit of the owner participant named therein (each, an "Owner Participant"), in connection with one or more leveraged lease transactions, in each case to finance a portion of the Owner Trust's acquisition cost of one or more items of Equipment that are to be leased by such Owner Trust to the Company pursuant to a separate lease agreement (each, a "Lease"), as specified in the applicable Prospectus Supplement.

     The Equipment Notes to be sold to any Pass Through Trust will be issued by the Owner Trust and authenticated by Shawmut Bank Connecticut, National Association, as indenture trustee (the "Indenture Trustee") under a separate trust indenture and security agreement (each, an "Indenture") between the Owner Trustee and the Indenture Trustee. Each Owner Participant will have provided or will be obligated to provide, from sources other than the proceeds of the related Equipment Notes, the portion of the acquisition cost for the related Equipment specified in the applicable Prospectus Supplement. No Owner Participant, however, will be personally liable for any amount payable under the related Indenture or the Equipment Notes issued thereunder.

                  DESCRIPTION OF THE PASS THROUGH CERTIFICATES

     In connection with each offering of a Series of Pass Through Certificates, a separate Pass Through Trust will be formed pursuant to a separate Pass Through Agreement to be entered into between the Company and the Pass Through Trustee. The following summary relates to each of the Pass Through Agreements, the Pass Through Trusts to be formed thereby and the Pass Through Certificates to be issued by each Pass Through Trust, except as otherwise described in the applicable Prospectus Supplement.

     The discussion that follows is a summary and does not purport to be complete. The summary includes descriptions of the material terms of the Pass Through Agreements, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The forms of the related Indentures, Participation Agreements, Leases and Trust Agreements will be filed as exhibits to a post-effective amendment to this Registration Statement, a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, to be filed with the Commission in connection with the issuance of each such Series of Pass Through Certificates. This summary makes use of terms defined in and is qualified in its entirety by reference to the Pass Through Agreements.

GENERAL

     Unless otherwise provided in the applicable Pass Through Agreement, the Pass Through Certificates will be issued in fully registered, certificated form only. Each Pass Through Certificate will represent a fractional undivided interest in the separate Pass Through Trust formed by the Pass Through Agreement pursuant to which such Pass Through Certificate is issued. The property of each Pass Through Trust will consist of the Equipment Notes held in such Pass Through Trust, all monies at any time paid thereon, all monies due and to become due thereunder and funds from time to time deposited with the Pass Through Trustee in accounts relating to such Pass Through Trust. Each Pass Through Certificate will represent a pro rata share of the outstanding principal amount of the Equipment Notes and other property held in the related Pass Through

Trust and will be issued, unless otherwise specified in the applicable Prospectus Supplement, in minimum denominations of $1,000 or any integral multiple of $1,000, except that one Pass Through Certificate with respect to each Pass Through Trust may be in a multiple of less than $1,000. (Pass Through Agreement, Articles II and III)

     Interest will be passed through to Certificateholders of each Pass Through Trust at the rate per annum payable on the Equipment Notes held in such Pass Through Trust, as set forth for such Pass Through Trust on the cover page of the applicable Prospectus Supplement.

     The Pass Through Certificates represent interests in the related Pass Through Trust only and all payments and distributions shall be made only from the Trust Property of such Pass Through Trust. The Pass Through Certificates do not represent an interest in or obligation of the Company, the Pass Through Trustee, any related Owner Participant, the Owner Trustee in its individual capacity or any affiliate of any of the foregoing. Each Certificateholder by its acceptance of a Pass Through Certificate agrees to look solely to the income and proceeds from the property held in the related Pass Through Trust as provided in the applicable Pass Through Agreement (Pass Through Agreement,
Section 3.08)

     Each Pass Through Agreement does not and, except as otherwise described in the applicable Prospectus Supplement, the Participation Agreements, the Equipment Notes, the Indentures and the Leases will not, contain any debt or other financial covenants or any other provisions that would afford Certificateholders protection in the event of a highly leveraged transaction involving the Company.

BOOK-ENTRY REGISTRATION

     If specified in the applicable Prospectus Supplement, the Pass Through Certificates will be subject to the provisions described below. Upon issuance, each Series of the Pass Through Certificates will be represented by one fully registered global certificate. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of Cede & Co. ("Cede"), its nominee, and no Certificateholder will be entitled to receive a certificated Pass Through Certificate, except as set forth below.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions among DTC Participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

     Certificateholders that are not DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Pass Through Certificates may do so only through DTC Participants. In addition, Certificateholders will receive all distributions of principal and interest from the Pass Through Trustee through the DTC Participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of Pass Through Certificates among DTC Participants on whose behalf it acts and to receive and transmit distributions of principal of, and premium, if any, and interest on, the Pass Through Certificates. Under the book-entry system, Certificateholders may experience some delay in their receipt of payments, since such payments will be forwarded by the Pass Through Trustee to Cede, as nominee for DTC, and DTC in turn will forward the payments to the appropriate DTC Participants. Distributions by DTC Participants to Certificateholders will be the sole responsibility of such DTC Participants and will be made in accordance with customary industry practices. Accordingly, although Certificateholders will not have possession of the Pass Through Certificates, the rules of DTC provide a mechanism by which DTC Participants will receive payments and will be able to transfer their interests. Although the DTC Participants are expected to convey the rights represented by their interests in any global security to the related Certificateholders, because DTC can only act on behalf of DTC Participants, the ability of Certificateholders to pledge Pass Through Certificates to persons or entities that are not DTC Participants, or to otherwise act with respect to such Pass Through Certificates, may be limited due to the lack of physical certificates for such Pass Through Certificates.

     None of the Company, the Pass Through Trustee or any other agent of the Company or the Pass Through Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Pass Through Certificates or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only "Holder" will be Cede, as nominee of DTC, Certificateholders will not be recognized by the Pass Through Trustee as Holders, as such term is used in the applicable Pass Through Agreement, and Certificateholders will be permitted to exercise the rights of Holders only indirectly through DTC and DTC Participants.

     The Pass Through Certificates will be issued in fully registered, certificated form to Certificateholders, or their nominees, rather than to DTC or its nominee, only if (i) DTC advises the Pass Through Trustee in writing that it is no longer willing or able or qualified to discharge properly its responsibilities as depository with respect to the Pass Through Certificates and the Pass Through Trustee and the Company are unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of an Event of Default, Certificateholders holding a majority of the beneficial ownership interests in the Pass Through Certificates advise the Pass Through Trustee and DTC through DTC Participants in writing that continuation of a book-entry system through DTC is no longer in the best interest of the Certificateholders. In such event, the Pass Through Trustee will notify all Certificateholders through DTC Participants of the availability of such certificated Pass Through Certificates. Upon surrender by DTC of the registered global certificate representing the affected Series of Pass Through Certificates and receipt of instructions for re-registration, the Pass Through Trustee will reissue the Pass Through Certificates in certificated form to Certificateholders or their nominees. Such certificated Pass Through Certificates will be freely transferable and exchangeable at the office of the Pass Through Trustee upon compliance with the requirements set forth in the related Pass Through Agreement. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge will be required.

     All payments made under any Lease or any Indenture in respect of the Equipment Notes will be in immediately available funds. Such payments will be passed through to DTC in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Pass Through Certificates will trade in DTC's Same Day Funds Settlement System until maturity, and secondary market trading activity in the Pass Through Certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Pass Through Certificates.

PAYMENTS AND DISTRIBUTIONS

     Except under certain circumstances, after the Indenture Trustee has made principal and interest payments to the Pass Through Trustee for each of the Pass Through Trusts on the related Equipment Notes held in such Pass Through Trust, the Indenture Trustee will pay the remaining balance, if any, of rental payments received from the Company to the Owner Trustee for the benefit of the related Owner Participant. The Pass Through Trustee for each such Pass Through Trust will distribute to the Certificateholders of such Pass Through Trust payments received on the Equipment Notes held in such Pass Through Trust as described below.

     Payments of principal of, and interest on the unpaid amount of, the Equipment Notes held in each Pass Through Trust will be scheduled to be received by the Pass Through Trustee on the dates specified in the applicable Prospectus Supplement (such scheduled payments of principal of, and interest on, the Equipment Notes are referred to herein as "Scheduled Payments," and the dates specified for distributions of Scheduled Payments to the Pass Through Trustee in the applicable Prospectus Supplement are referred to herein as "Regular Distribution Dates"). For each Pass Through Trust, the Pass Through Trustee will distribute on each Regular Distribution Date to the related Certificateholders any Scheduled Payment timely received by the Pass Through Trustee. If a Scheduled Payment is not received by the Pass Through Trustee on or before a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to the Certificateholders. Each such distribution of a Scheduled Payment will be made by the Pass Through Trustee to the Certificateholders of record of such Pass Through Trust on the fifteenth day prior to such Regular Distribution Date, subject to certain exceptions. Each such Certificateholder will be entitled to receive a pro rata share of any such distribution. (Pass Through Agreement, Sections 4.01 and 4.02) If a Scheduled Payment is received more than five days after the applicable Regular Distribution Date, it will be treated as a Special Payment and will be distributed as described below.

     After any prepayment of principal, any redemption or any default in respect of some or all of the Equipment Notes held in any Pass Through Trust, any Certificateholder of such Pass Through Trust should refer to the Pool Balance and the Pool Factor (as such terms are defined below) for such Pass Through Trust reported periodically by the Pass Through Trustee, in order to calculate such Certificateholder's pro rata share of such Pass Through Trust. See "Pool Factors" and "Statements to Certificateholders" below.

     For any Pass Through Trust, any payments of principal, premium, if any, or interest, other than Scheduled Payments, received by the Pass Through Trustee on any of the Equipment Notes held in such Pass Through Trust, including payments received (i) for the prepayment of such Equipment Notes in connection with certain events specified in the applicable Prospectus Supplement, (ii) upon an Indenture Event of Default in respect of such Equipment Notes or the exercise of remedies under the related Indenture, and (iii) on account of the sale of such Equipment Notes by the Pass Through Trustee (such payments are referred to herein as "Special Payments"), will be distributed on the dates determined as set forth in the applicable Prospectus Supplement (each, a "Special Distribution Date" and, together with the Regular Distribution Dates, the "Distribution Dates"). Prior to any Special Payment for any Pass Through Trust, the Pass Through Trustee will notify the Certificateholders of record of such Pass Through Trust of such Special Payment and the anticipated Special Distribution Date therefor in accordance with the Pass Through Agreement. Each distribution of a Special Payment, other than the final distribution, for any Pass Through Trust will be made by the Pass Through Trustee to the Certificateholders of record of such Pass Through Trust on the fifteenth day prior to such Special Distribution Date, unless otherwise specified in the applicable Prospectus Supplement. Each such Certificateholder will be entitled to receive a pro rata share of any such distribution. (Pass Through Agreement, Section 4.02)

     Each Pass Through Agreement requires that the Pass Through Trustee establish and maintain, for the related Pass Through Trust and for the benefit of the related Certificateholders, one or more non-interest bearing accounts (each a "Certificate Account") for the deposit of Scheduled Payments on the Equipment Notes held in such Pass Through Trust and one or more accounts which will, except in connection with Permitted Investments as discussed below, be non-interest bearing (each a "Special Payments Account") for the deposit of Special Payments on such Equipment Notes. The Pass Through Trustee is required to deposit any Scheduled Payments relating to a Pass Through Trust received by it in the related Certificate Account and to deposit any Special Payments so received by it in the related Special Payments Account pending distribution thereof. (Pass Through Agreement, Section 4.01) Special Payments that are not promptly distributed by the Pass Through Trustee will, to the extent practicable, be invested by the Pass Through Trustee in Permitted Investments pending the distribution of such funds on a Special Distribution Date, and the income and earnings on such investments will be distributed with such Special Payment. "Permitted Investments" are obligations of the United States of America (for the payment of which its full faith and credit is pledged) maturing in not more than 60 days or such lesser time as is necessary for the distribution of any such funds on a Special Distribution Date. (Pass Through Agreement, Article I and Section 4.04)

     Distributions by the Pass Through Trust from the Certificate Account or the Special Payments Account of any Pass Through Trust on any Distribution Date will be paid to each Certificateholder of record of such Pass Through Trust on the applicable record date at its address appearing on the register maintained for such Pass Through Trust. (Pass Through Agreement, Section 4.02) The final distribution for each Pass Through Trust, however, will be made only upon presentation and surrender of the Pass Through Certificates for such Pass Through Trust at the office or agency of the Pass Through Trustee specified in the notice of such final distribution given by the Pass Through Trustee. The Pass Through Trustee will mail such notice of the final distribution to the Certificateholders of such Pass Through Trust, specifying the date set for such final distribution and the amount of such distribution. (Pass Through Agreement, Section 11.01) See "Termination of Pass Through Trusts" below.

     If any Distribution Date is not a Business Day, distributions scheduled to be made on such Distribution Date may be made on the next succeeding Business Day without additional interest. (Pass Through Agreement, Section 12.09)

POOL FACTORS

     Except as provided below, the Pool Factor (as defined below) for any Pass Through Trust will decline in proportion to the scheduled repayments of principal on the Equipment Notes held in such Pass Through Trust as described in the applicable Prospectus Supplement. Where any Equipment Note held in a Pass Through Trust has been prepaid, a scheduled repayment of principal thereon has not been made or certain actions have been taken following a default thereon, as discussed in the applicable Prospectus Supplement or below in "Events of Default and Certain Rights Upon an Event of Default," the Pool Factor and the Pool Balance (as defined below) of such Pass Through Trust will be recomputed after giving effect thereto and notice thereof will be mailed to the Certificateholders of such Pass Through Trust. Each Pass Through Trust will have a separate Pool Factor.

     Unless otherwise described in the applicable Prospectus Supplement, the "Pool Balance" for each Pass Through Trust indicates, as of any date, the aggregate unpaid principal amount of the Equipment Notes held in such Pass Through Trust on such date plus any amounts in respect of principal on such Equipment Notes held by the Pass Through Trustee and not yet distributed. The Pool Balance for each Pass Through Trust as of any Distribution Date will be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Pass Through Trust and the distribution thereof being made on that date. (Pass Through Agreement, Article I)

     Unless otherwise described in the applicable Prospectus Supplement, the "Pool Factor" for each Pass Through Trust as of any Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original principal amount of the Pass Through Certificates issued in respect of such Pass Through Trust. The Pool Factor for each Pass Through Trust as of any Distribution Date shall be computed after giving effect to the payment of principal, if any, on the Equipment Notes held in such Pass Through Trust and the distribution thereof being made on that date. The Pool Factor for each Pass Through Trust will initially be 1.0000000; thereafter, the Pool Factor for each Pass Through Trust will decline as described above to reflect reductions in the Pool Balance of such Pass Through Trust. For any Pass Through Trust, the amount of any Certificateholder's pro rata share of the Pool Balance of such Pass Through Trust can be determined by multiplying the original denomination of such Certificateholder's Pass Through Certificate by the Pool Factor for such Pass Through Trust as of the applicable Distribution Date. (Pass Through Agreement,
Article I)

STATEMENTS TO CERTIFICATEHOLDERS

     On each Distribution Date, the Pass Through Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders of record of the related Pass Through Trust a statement, giving effect to such distribution being made on such Distribution Date, setting forth the following information (per $1,000 in aggregate amount of Pass Through Certificates for such Pass Through Trust, as to (i) and (ii) below):

       (i) the amount of such distribution allocable to principal and allocable to premium, if any;

      (ii)   the amount of such distribution allocable to interest; and

     (iii)   the Pool Balance and the Pool Factor for such Pass Through Trust.

     In addition, after the end of each calendar year, the Pass Through Trustee will prepare for each person who at any time during the preceding calendar year was a Certificateholder of record a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to the related Pass Through Trust for such calendar year or, in the event such person was a Certificateholder during a portion of such calendar year, for the applicable portion of such calendar year. (Pass Through Agreement, Section 4.03)

VOTING OF EQUIPMENT NOTES

     The Pass Through Trustee, as holder of the Equipment Notes held in each Pass Through Trust, has the right to vote and give consents and waivers in respect of such Equipment Notes under the related Indentures. Each Pass Through Agreement sets forth the circumstances in which the Pass Through Trustee shall direct any action or cast any vote as the holder of the Equipment Notes held in such Pass Through Trust at its own discretion and the circumstances in which the Pass Through Trustee shall seek instructions from the Certificateholders of such Pass Through Trust. Prior to an Event of Default (as defined below) with respect to any Pass Through Trust, the principal amount of the Equipment Notes held in such Pass Through Trust directing any action or being voted for or against any proposal will be in proportion to the principal amount of Pass Through Certificates held by the Certificateholders of such Pass Through Trust taking the corresponding position. (Pass Through Agreement, Article VI and Section 10.01)

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

     Each Pass Through Agreement defines an event of default for the corresponding Pass Through Trust (an "Event of Default") as the occurrence and continuance of an event of default under one or more of the related Indentures (an "Indenture Event of Default"). The Indenture Events of Default under the Indentures will be described in the applicable Prospectus Supplement and will include events of default under the related Leases ("Lease Events of Default"). Since the Equipment Notes outstanding under an Indenture may be held in more than one Pass Through Trust, a continuing Indenture Event of

Default under such Indenture would result in an Event of Default with respect to each such Pass Through Trust. All of the Equipment Notes issued under the same Indenture will relate to the items of Equipment identified and described in a Prospectus Supplement. There will be no cross-collateralization or cross-default provisions in the Indentures; consequently, events resulting in an Indenture Event of Default under any particular Indenture will not necessarily result in an Indenture Event of Default occurring under any other Indenture. If an Indenture Event of Default occurs in fewer than all of the Indentures related to a Pass Through Trust, the Equipment Notes issued pursuant to the related Indentures with respect to which an Indenture Event of Default has not occurred will continue to be held in such Pass Through Trust and payments of principal of, premium, if any, and interest on such Equipment Notes will continue to be distributed to the Certificateholders of such Pass Through Trust as originally scheduled.

     Under each Indenture the Owner Trustee will have the right under certain circumstances to cure an Indenture Event of Default that results from the occurrence of a Lease Event of Default under the related Lease. If the Owner Trustee chooses to exercise such cure right, the Indenture Event of Default and consequently the Event of Default under any Pass Through Trust holding the related Equipment Notes will be deemed to be cured. See the applicable Prospectus Supplement for a more detailed discussion of certain provisions described in this paragraph.

     Each Pass Through Agreement provides that if an Indenture Event of Default under an Indenture relating to Equipment Notes held in the corresponding Pass Through Trust shall have occurred and be continuing, the Pass Through Trustee
(i) may vote all of the Equipment Notes issued under such Indenture that are held in such Pass Through Trust, and (ii) upon the direction of the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest of the Pass Through Certificates at the time outstanding in respect of such Pass Through Trust shall vote a corresponding majority of such Equipment Notes, in each case in favor of directing the related Indenture Trustee to declare the unpaid principal amount of all Equipment Notes issued under such Indenture and any accrued and unpaid interest thereon to be due and payable. Each Pass Through Agreement also provides that if an Indenture Event of Default under an Indenture relating to Equipment Notes held in the corresponding Pass Through Trust shall have occurred and be continuing, the Pass Through Trustee may, and upon the direction of the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest of the Pass Through Certificates at the time outstanding in respect of such Pass Through Trust shall, vote Equipment Notes issued under such Indenture that are held in such Pass Through Trust in favor of directing the related Indenture Trustee as to the time, method and place of conducting any proceeding for any remedy available to such Indenture Trustee or of exercising any trust or power conferred on such Indenture Trustee under such Indenture. (Pass Through Agreement, Sections 6.01 and 6.04)

     If the Equipment Notes outstanding under an Indenture are held by more than one Pass Through Trust, then the ability of the Certificateholders of any one Pass Through Trust to cause the Indenture Trustee for any Equipment Notes held in such Pass Through Trust to accelerate the payment on such Equipment Notes under the related Indenture or to direct the exercise of remedies by such Indenture Trustee under the related Indenture will depend, in part, upon the proportion between the aggregate principal amount of the Equipment Notes outstanding under such Indenture and held in such Pass Through Trust and the aggregate principal amount of all Equipment Notes outstanding under such Indenture. If the Equipment Notes outstanding under an Indenture are held by more than one Pass Through Trust, then each such Pass Through Trust will hold Equipment Notes with different terms from those of the Equipment Notes held in any other Pass Through Trust and, therefore, the Certificateholders of a Pass Through Trust may have divergent or conflicting interests from those of the Certificateholders of the other Pass Through Trusts holding Equipment Notes relating to the same Indenture. In addition, so long as the same institution or an affiliate of such institution acts as Pass Through Trustee of each Pass Through Trust, in the absence of instructions from the Certificateholders of any such Pass Through Trust, the Pass Through Trustee for such Pass Through Trust could for the same reason be faced with a potential conflict of interest upon an Indenture Event of Default. In such event, the initial Pass Through Trustee has indicated that it would resign as Pass Through Trustee of one or all of such Pass Through Trusts, and a successor pass through trustee would be appointed in accordance with the terms of the applicable Pass Through Agreement. See "The Pass Through Trustee; the Indenture Trustee" below for a discussion of resignation procedures.

     As an additional remedy, if an Indenture Event of Default under an Indenture has occurred and is continuing, each Pass Through Agreement provides that the Pass Through Trustee of the corresponding Pass Through Trust holding Equipment Notes issued under such Indenture may, and upon the direction of the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest of the Pass Through Certificates at the time outstanding in respect of such Pass Through Trust will, sell all or part of such Equipment Notes for cash to any person at a price or prices that it may reasonably deem advisable. Any proceeds received by such Pass Through Trust upon any such sale will be deposited in the Special Payments Account for such Pass Through Trust and will be distributed to the Certificateholders of such Pass

Through Trust on a Special Distribution Date. (Pass Through Agreement, Sections
6.01 and 6.02) The market for Equipment Notes in default may be very limited and there can be no assurance that they could be sold for a reasonable price. Furthermore, so long as the same institution or any affiliate of such institution acts as Pass Through Trustee of each Pass Through Trust, it may be faced with a conflict in deciding from which Pass Through Trust to sell Equipment Notes to available buyers. If the Pass Through Trustee sells any such Equipment Notes with respect to which an Indenture Event of Default exists for less than the outstanding principal amount thereof, the Certificateholders of such Pass Through Trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against the Pass Through Trustee, the Company, the Owner Trust, the Owner Trustee or any related Owner Participant. Furthermore, neither the Pass Through Trustee nor the Certificateholders of such Pass Through Trust could take any action with respect to any remaining Equipment Notes held in such Pass Through Trust so long as no Indenture Event of Default existed with respect thereto.

     For any Pass Through Trust, any amount distributed to the Pass Through Trustee by the Indenture Trustee under any Indenture on account of the Equipment Notes held in such Pass Through Trust following an Indenture Event of Default under such Indenture will be deposited in the Special Payments Account for such Pass Through Trust and will be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date. In addition, if, following an Indenture Event of Default under any Indenture, the related Owner Trustee exercises its option, if any, to prepay or purchase the outstanding Equipment Notes issued under such Indenture as described in the related Prospectus Supplement, the price paid by such Owner Trustee to the Pass Through Trustee for such Equipment Notes held in such Pass Through Trust will be deposited in the related Special Payments Account and will be distributed to the Certificateholders of such Pass Through Trust on a Special Distribution Date. (Pass Through Agreement, Sections 4.01 and 4.02)

     Any funds representing payments received with respect to any Equipment Notes held in a Pass Through Trust in default, or the proceeds from the sale by the Pass Through Trustee of any such Equipment Notes, held by the Pass Through Trustee in the Special Payments Account for such Pass Through Trust will, to the extent practicable, be invested by the Pass Through Trustee in Permitted Investments pending the distribution of such funds on a Special Distribution Date. (Pass Through Agreement, Article I and Section 4.04)

     Each Pass Through Agreement provides that the Pass Through Trustee will, within 90 days after the occurrence of a default (as defined below) under the corresponding Pass Through Trust, notify the Certificateholders of such Pass Through Trust by mail of all uncured or unwaived defaults with respect to such Pass Through Trust known to it. The Pass Through Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders, except in the case of default in the payment of principal of, premium, if any, or interest on any of the Equipment Notes held in such Pass Through Trust. The term "default," for the purpose of the provision described in this paragraph only, means the occurrence of any Event of Default with respect to a Pass Through Trust as described above, except that in determining whether any such Event of Default has occurred any grace period or notice in connection therewith shall be disregarded. (Pass Through Agreement, Section 7.02)

     Each Pass Through Agreement provides that for the corresponding Pass Through Trust, subject to the duty of the Pass Through Trustee during a default to act with the required standard of care, the Pass Through Trustee is entitled to be indemnified by the Certificateholders of such Pass Through Trust before proceeding to exercise any right or power under such Pass Through Trust at the request of such Certificateholders. (Pass Through Agreement, Section 7.03)

     In certain cases, the Certificateholders of a Pass Through Trust evidencing fractional undivided interests aggregating not less than a majority in interest of the Pass Through Certificates at the time outstanding in respect of such Pass Through Trust may on behalf of all the Certificateholders of such Pass Through Trust waive any past default or Event of Default with respect to such Pass Through Trust and thereby annul any direction given by such Certificateholders to the Pass Through Trustee or the related Indenture Trustee with respect thereto, except (i) a default in the deposit or distribution of any Scheduled Payment or Special Payment, (ii) a default in payment of the principal of, premium, if any, or interest on any of the Equipment Notes held in such Pass Through Trust and (iii) a default in respect of any covenant or provision of the corresponding Pass Through Agreement that cannot be modified or amended without the consent of each Certificateholder of such Pass Through Trust affected thereby. Any such waiver, however, will be effective to waive any such past default or Event of Default if, but only if, the correlative Indenture Event of Default has been waived under the related Indenture by the requisite holders of the Equipment Notes outstanding thereunder. (Pass Through Agreement, Section 6.05)

     Each Indenture will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Event of Default thereunder. If, as described above, the Certificateholders of a Pass Through Trust elect to waive a past default or Event of Default with respect to such Pass Through Trust, the principal amount of the Equipment Notes issued under the related Indenture and held in such Pass Through Trust will be counted in favor of the waiver of the corresponding past default or Indenture Event of Default under the related Indenture when the Indenture Trustee determines whether such past default or Indenture Event of Default has been waived by the requisite majority in aggregate unpaid principal amount of Equipment Notes under such Indenture. If, for example, the Equipment Notes issued under an Indenture held in a Pass Through Trust constitute only 45% in aggregate unpaid principal amount of the Equipment Notes issued and unpaid under such Indenture, even if all the Certificateholders of such Pass Through Trust were to instruct the Pass Through Trustee not to waive a past default or Event of Default with respect to such Pass Through Trust and, consequently, to vote such Equipment Notes against the waiver of the corresponding past default or Indenture Event of Default under such Indenture, the Equipment Notes so voted by the Pass Through Trustee on behalf of such Pass Through Trust would not alone be sufficient under the terms of such Indenture to compel the Indenture Trustee to refrain from giving such waiver. Moreover, there would be no assurance that the Certificateholders of any other Pass Through Trust holding Equipment Notes issued under such Indenture would at such time vote such Equipment Notes against such waiver. Therefore, if the Certificateholders of a Pass Through Trust or Pass Through Trusts waive a past default or Event of Default such that the principal amount of the Equipment Notes held either individually in such Pass Through Trust or in the aggregate in such Pass Through Trusts constitutes the required majority in aggregate unpaid principal amount under the applicable Indenture, such past default or Indenture Event of Default under such Indenture will be waived whether or not the Certificateholders of any other Pass Through Trust holding Equipment Notes issued under such Indenture waive such past default or Event of Default with respect to such other Pass Through Trust.

MODIFICATIONS OF THE AGREEMENTS

     Each Pass Through Agreement contains provisions permitting the Company and the Pass Through Trustee to enter into an agreement supplemental to the corresponding Pass Through Trust, without the consent of the Certificateholders of such Pass Through Trust, to (i) evidence the succession of another corporation to the Company and the assumption by such corporation of the Company's obligations under such Pass Through Agreement, (ii) add to the covenants of the Company for the protection of the related Certificateholders,
(iii) surrender any right or power conferred upon the Company in such Pass Through Agreement, (iv) cure any ambiguity or correct or supplement any defective or inconsistent provision of such Pass Through Agreement, or make any other provisions in regard to matters or questions arising thereunder, provided that such action will not adversely affect the interests of the related Certificateholders, (v) correct or amplify the description of property that constitutes Trust Property or the conveyance of such property to the Pass Through Trustee, (vi) evidence and provide for a successor Pass Through Trustee for such Pass Through Trust, (vii) modify, eliminate or add to the provisions of such Pass Through Agreement to the extent necessary to qualify such Pass Through Agreement under the Trust Indenture Act or any similar federal statute enacted thereafter, or (viii) add, eliminate or change any provision under such Pass Through Agreement that will not adversely affect the interests of the Certificateholders, provided that in each case such modification does not cause the corresponding Pass Through Trust to become taxable as an "association," within the meaning of Treasury Regulation Section 301.7701-4 (Pass Through Agreement, Section 9.01).

     Each Pass Through Agreement also provides that the Company and the Pass Through Trustee, with the consent of the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest of the Pass Through Certificates at the time outstanding in respect of the corresponding Pass Through Trust, may execute supplemental agreements adding any provisions to or changing or eliminating any of the provisions of such Pass Through Agreement or modifying the rights of such Certificateholders. No such supplemental agreement may, however, without the consent of each such Certificateholder so affected, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Pass Through Trustee of payments on the Equipment Notes held in such Pass Through Trust, or distributions in respect of any Pass Through Certificate of such Pass Through Trust, or change any date of payment on any such Pass Through Certificate or change the place of payment where, or the coin or currency in which, such Pass Through Certificates are payable, or impair the right of any such Certificateholder to institute suit for the enforcement of any payment when due, (b) except as provided in such Pass Through Agreement, permit the disposition of any Equipment Note held in such Pass Through Trust, or permit the creation of any lien on the Trust Property or otherwise deprive any Certificateholder of the benefit of the ownership of the Equipment Notes held in such Pass Through Trust or the lien of the related Indenture, (c) reduce the percentage of the aggregate fractional undivided interests of such Pass Through Trust that is required to approve any supplemental agreement or any waiver provided for in such Pass Through Agreement or (d) cause the Pass Through Trust to become taxable as an "association," within the meaning of Treasury Regulation Section 301.7701-4. (Pass Through Agreement, Section 9.02)

MODIFICATIONS, CONSENTS AND WAIVERS UNDER THE INDENTURES AND RELATED AGREEMENTS

     If the Pass Through Trustee, as the holder of any Equipment Notes held in a Pass Through Trust, receives a request for its consent to any amendment, modification or waiver under the Indenture or other document relating to such Equipment Notes (including any Lease), the Pass Through Trustee will mail a notice of such proposed amendment, modification or waiver to each Certificateholder of such Pass Through Trust as of the date of such notice. The Pass Through Trustee will request instructions from such Certificateholders as to whether or not to consent to such amendment, modification or waiver. The Pass Through Trustee will vote or consent with respect to such Equipment Notes in the same proportion as the Pass Through Certificates of such Pass Through Trust are actually voted by such Certificateholders by a certain date specified in such notice to Certificateholders. If an Event of Default relating to such Indenture has occurred and is continuing under such Pass Through Trust, the Pass Through Trustee may, in the absence of instructions from Certificateholders holding a majority in interest of the Pass Through Certificates at the time outstanding in respect of such Pass Through Trust, in its own discretion consent to such amendment, modification or waiver, and may so notify the related Indenture Trustee. (Pass Through Agreement, Section 10.01)

TERMINATION OF PASS THROUGH TRUSTS

     The obligations of the Company and the Pass Through Trustee with respect to a Pass Through Trust will terminate upon the distribution to the Certificateholders of such Pass Through Trust of all amounts required to be distributed to them pursuant to the corresponding Pass Through Agreement and the disposition of all property held in such Pass Through Trust. The Pass Through Trustee will notify each Certificateholder of record of such Pass Through Trust by mail of, among other things, the termination of such Pass Through Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Pass Through Trust. The final distribution for each Certificateholder of such Pass Through Trust will be made only upon surrender of such Certificateholder's Pass Through Certificates at the office or agency of the Pass Through Trustee specified in such termination notice. (Pass Through Agreement, Section 11.01)

THE PASS THROUGH TRUSTEE; THE INDENTURE TRUSTEE

     Shawmut Bank Connecticut, National Association will be the initial Pass Through Trustee for each of the Pass Through Trusts. The Pass Through Trustee and any of its affiliates may hold Pass Through Certificates in their own names. (Pass Through Agreement, Section 7.05)

     Unless otherwise specified in the related Prospectus Supplement, Shawmut Bank Connecticut, National Association may also be the Indenture Trustee under the Indentures under which the Equipment Notes have been or will be issued. Shawmut Bank Connecticut, National Association may act as trustee under other indentures with respect to other indebtedness of the Company. The Company from time to time may borrow from, and maintain deposit accounts with, Shawmut Bank Connecticut, National Association and its affiliates.

     The Pass Through Trustee may resign under any or all of the Pass Through Trusts at any time. The Pass Through Trustee is required to resign with respect to a Pass Through Trust if it obtains knowledge of an Avoidable Tax (generally, a state or local tax on such Pass Through Trust or its Certificateholders that would be avoided if the Pass Through Trustee were located in another state) unless the Company agrees to pay such tax. If the Pass Through Trustee fails to comply with Section 310 of the Trust Indenture Act or ceases to be eligible to continue as Pass Through Trustee with respect to a Pass Through Trust and, in either such case, fails to so comply or to resign after written request by any Certificateholder that has been a bona fide Certificateholder of the applicable Pass Through Trust for at least six months or if the Pass Through Trustee becomes incapable of acting as Pass Through Trustee or becomes insolvent, then the Company may remove such Pass Through Trustee, or any Certificateholder of such Pass Through Trust for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Pass Through Trustee and the appointment of a successor trustee. In addition, the Pass Through Trustee of any Pass Through Trust may be removed without cause by the Certificateholders holding more than 50% in aggregate amount of the related Pass Through Certificates. In the case of the resignation or removal of the Pass Through Trustee, the Company will appoint a successor, subject to the right of the Certificateholders holding more than 50% in aggregate amount of the related Pass Through Certificates to appoint a different successor within one year thereafter. If no successor Pass Through Trustee is appointed and accepts its appointment, then any Certificateholder that has been a bona fide Certificateholder of the relevant Pass Through Trust for at least six months may, or the resigning Pass Through Trustee may, petition a court for the appointment of a successor. The resignation or removal of the Pass Through Trustee for any Pass Through Trust and the appointment of the successor trustee for such Pass Through Trust does not become effective until acceptance of the appointment by the successor trustee. (Pass Through Agreement, Section 7.09) Pursuant to such resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each Pass Through Trust. All references in this Prospectus to the Pass Through Trustee are to the respective trustees acting in such capacity under each of the Pass Through Trusts and should be read to take into account the possibility that each of the Pass Through Trusts could have a different successor trustee in the event of such a resignation or removal.

     Each Pass Through Agreement provides that the Company will pay the Pass Through Trustee's fees and expenses. Each Pass Through Agreement further provides that the Pass Through Trustee in its individual capacity will be entitled to indemnification by the Company for, and will be held harmless against, any loss, liability or expense and any tax (other than taxes attributable to the Pass Through Trustee's compensation) incurred by the Pass Through Trustee in its individual capacity in connection with the acceptance or administration of the corresponding Pass Through Trust, except to the extent incurred through its own willful misconduct, bad faith or negligence or by reason of a breach of any of its representations or warranties set forth in such Pass Through Agreement or any related documents. In certain circumstances, the Pass Through Trustee will be entitled to be reimbursed from, and will have a lien prior to the Pass Through Certificates upon, the applicable Pass Through Trust for any tax (other than income or similar taxes) incurred in its trust capacity in connection with the acceptance or administration of such Pass Through Trust. (Pass Through Agreement, Section 7.07)

                       DESCRIPTION OF THE EQUIPMENT NOTES

     The discussion that follows is a summary that does not purport to be complete and is qualified in its entirety by the detailed information appearing in the applicable Prospectus Supplement. The following summary includes descriptions of the material terms of the Equipment Notes and the Indentures. Except as otherwise indicated below or as described in the applicable Prospectus Supplement, the following summary will apply to the Equipment Notes, the Indentures, the Leases and the Participation Agreements related to the Equipment. Additional provisions with respect to the Equipment Notes, the Indentures, the Leases and the Participation Agreements relating to any particular offering of Pass Through Certificates will be described in the applicable Prospectus Supplement. To the extent that any provision in any Prospectus Supplement is inconsistent with any provision of this summary, the provision of such Prospectus Supplement will control.

GENERAL

     The Equipment Notes will be issued as nonrecourse obligations of the applicable Owner Trust, in each case by the Owner Trustee under such Owner Trust for the benefit of the Owner Participant under such Owner Trust, and will be authenticated under an Indenture by the Indenture Trustee. All of the Equipment Notes issued under the same Indenture will relate to, and will be secured by, one or more items of Equipment identified and described in the relevant Prospectus Supplement, subject to certain exceptions with respect to the Vehicles (as described below under "Description of the Equipment Notes--Security"). The applicable Owner Trustee will lease the related Equipment to the Company pursuant to a Lease between the Owner Trustee and the Company. The Equipment to be subject to each Lease and the Equipment Notes issued under the related Indenture will be identified and described in the applicable Prospectus Supplement. Upon the commencement of any Lease of the Equipment, the Company will be obligated to make rental payments under the related Lease that will be sufficient to pay the scheduled payments of principal of and interest on the related Equipment Notes when, and as scheduled to be, due and payable. The Equipment Notes will not, however, be obligations of, or guaranteed by, the Company. The Company's obligations to pay rent and to cause other payments to be made under each Lease will be general obligations of the Company.

PRINCIPAL AND INTEREST PAYMENTS

     Interest received by the Pass Through Trustee on the Equipment Notes constituting Trust Property of each Pass Through Trust will be passed through to the Certificateholders of such Pass Through Trust on a pro rata basis on the dates and at the rate per annum set forth in the applicable Prospectus Supplement. Interest on the Equipment Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Each Pass Through Trust will hold Equipment Notes on which principal is payable in scheduled amounts and on specified dates as set forth in the applicable Prospectus Supplement. Principal received by the Pass Through Trustee on such Equipment Notes will be passed through to the Certificateholders of such Pass Through Trust on a pro rata basis as set forth in the applicable Prospectus Supplement.

PREPAYMENT

     The applicable Prospectus Supplement will describe the circumstances, whether voluntary or involuntary, under which the related Equipment Notes may or must be prepaid prior to the stated maturity date thereof, in whole or in part, the premium, if any, applicable upon certain prepayments and other terms applying to the prepayment of such Equipment Notes.

SECURITY

     The Equipment Notes issued under each of the Indentures will be secured by
(i) an assignment by the related Owner Trust to the Indenture Trustee of such Owner Trust's rights (except for certain limited rights described below) under the Lease or Leases to which it is a party covering the related item or items of Equipment including the right to receive rent and other payments thereunder,
(ii) a security interest granted to the Indenture Trustee in such related Equipment, subject to the rights of the Company under such Lease or Leases and to certain other permitted liens and encumbrances, except that a security interest in the Vehicles will not be perfected until the occurrence of specified circumstances relating to the deterioration in the credit standing of the Company. Accordingly, prospective holders of the Pass Through Certificates should not rely on the existence of a perfected security interest in the Vehicles. The assignment by the Owner Trust to the Indenture Trustee of its rights under each Lease will exclude rights of the Owner Trustee and the related Owner Participant relating to (i) indemnification by the Company for certain matters, (ii) proceeds of public liability insurance payable to the Owner Trustee and the Indenture Trustee in their respective individual capacities and to the Owner Participant under insurance maintained by the Company under such Lease and (iii) proceeds of any insurance policies separately maintained by such Owner Trustee in its individual capacity or by such Owner Participant. The right of the Indenture Trustee, however, to exercise any of the rights of the Owner Trustee under the related Lease, except the right to receive payments of rent due thereunder, will be subject to certain limitations as described in the applicable Prospectus Supplement.

     There will be no cross-collateralization provisions in the Indentures and consequently the Equipment Notes issued by an Owner Trust will not be secured by any items of Equipment held by any other Owner Trust or the Leases relating thereto. There will be no cross-default provisions in the Indentures and consequently events resulting in an Indenture Event of Default under any particular Indenture may not result in an Indenture Event of Default occurring under any other Indenture.

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS

     The Company will be prohibited from consolidating with or merging into any other corporation under circumstances in which the Company is not the surviving corporation, or from conveying, transferring or leasing all or substantially all of its assets as an entirety to any person, unless among other things, (i) the successor or transferee corporation expressly assumes all the obligations of the Company contained in the Participation Agreements, Leases, and certain related agreements, and (ii) immediately before and after giving effect to such transaction, no Lease Event of Default under any Lease shall be in existence.

PAYMENTS AND LIMITATIONS OF LIABILITY

     All payments of principal, of premium, if any, and interest on any Equipment Notes will be made only from the assets subject to the lien of the related Indenture or the income and proceeds received by the Indenture Trustee therefrom, including rent payable by the Company under the related Lease. The Equipment Notes will not be direct obligations of, or guaranteed by, the Company. The Company's obligations to pay rent and to cause other payments to be made under each Lease will be general obligations of the Company.

     Neither the Owner Trustee nor the Indenture Trustee (in their individual capacities) nor any Owner Participant will be liable to any Certificateholder or, in the case of the Owner Trustee, in its individual capacity, to the Company or the Indenture Trustee for any amounts payable under the Equipment Notes or the Indentures or, except as provided in the Indentures and the Participation Agreements and except for the gross negligence or willful misconduct of the Owner Trustee, for any liability thereunder.

INDENTURE EVENTS OF DEFAULT AND REMEDIES

     For any Pass Through Trust, the applicable Prospectus Supplement will describe the Indenture Events of Default under the Indentures related to the Equipment Notes to be held by such Pass Through Trust, the remedies that the related Indenture Trustee may exercise with respect to the related Equipment, either at their own initiative or upon instructions from holders of the related Equipment Notes, and other provisions relating to the occurrence of an Indenture Event of Default the exercise of remedies and any limitations or restrictions thereon. There will be no cross-default provisions in the Indentures and events resulting in an Indenture Event of Default under any particular Indenture will not necessarily result in an Indenture Event of Default under any other Indenture.

THE LEASES

     The following terms will be applicable to each Lease:

TERMS AND RENTALS. Each item of Equipment will be leased by an Owner Trust to the Company for a term commencing on the date of the Owner Trustee's acceptance thereof pursuant to the related Participation Agreement and expiring on a date not earlier than the latest maturity date of the related Equipment Notes, unless previously terminated or extended, as permitted by the related Lease. The scheduled rental payments by the Company under each Lease will be payable on the dates specified in the applicable Prospectus Supplement. The respective payments will be assigned under the related Indenture by the Owner Trust to the Indenture Trustee to provide the funds necessary to make payments of principal and interest due from such Owner Trust on the Equipment Notes issued under such Indenture. Any Prospectus Supplement may provide that, under certain circumstances, the scheduled rental payments under any applicable Lease may be adjusted; in that case, however, each such Lease will provide that under no circumstances will the adjusted rental payments that the Company will be unconditionally obligated to make or cause to be made under such Lease and any other Lease to which the same Owner Trust is a party, after such adjustment be less than the scheduled payments of principal and interest on the Equipment Notes issued under the Indenture relating to such Lease or Leases. See "Description of the Equipment Notes--Payments and Limitations of Liability." Scheduled payments of principal and interest on the Equipment Notes will be made on the dates specified in the applicable Prospectus Supplement.

NET LEASE. The Company's obligations under each Lease in respect of the Equipment leased thereunder will be those of a lessee under a "net lease." Accordingly, the Company will be obligated to pay all costs of operating the Equipment and its expenses, to maintain, service, repair and overhaul the Equipment so as to keep the Equipment in good condition, ordinary wear and tear excepted, and in a manner consistent with the Company's maintenance practices in respect of similar equipment owned or leased by it. In the case of a Lease of an Aircraft, the Company will be obligated to maintain the airworthiness certification of such Aircraft in good standing at all times under the Federal Aviation Act. Generally, the Company will be obligated to replace or cause to be replaced all parts that may from time to time be incorporated or installed in or attached to any item of Equipment and that may become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use. The Company will be obligated to make all modifications to the Equipment which are required by law and will have the right to make other alterations, modifications and additions to the Equipment so long as such alterations, modifications or additions do not materially decrease the value, utility or remaining economic useful life of such Equipment. See the applicable Prospectus Supplement for a description of certain limitations, if any, applicable to provisions described in this paragraph.

INSURANCE. Unless otherwise indicated in the applicable Prospectus Supplement the Company will, at its own expense, cause to be carried and maintained with insurance companies (which may be captive insurance companies affiliated with the Company) (i) physical damage insurance in respect of all Equipment and (ii) public liability insurance with respect to third-party personal injury and property damage, in such amounts and against such risks customarily insured against by the Company in respect of equipment owned or leased by it similar in type to the Equipment. There is no assurance that any insurance will be carried in the future, or, if it is carried, as to the amount of such insurance or as to the amount of the deductible limits in respect of such insurance. See the applicable Prospectus Supplement for a description of any insurance obligations of the Company not described in this paragraph or any limitations applicable to provisions described in this paragraph.

LEASE EVENTS OF DEFAULT; REMEDIES. The applicable Prospectus Supplement will describe the Lease Events of Default under the related Leases, the remedies that the Owner Trustee may exercise with respect to the related Equipment, and other provisions relating to the occurrence of a Lease Event of Default and the exercise of remedies.

THE PARTICIPATION AGREEMENTS

     Pursuant to each Participation Agreement, the Company will make certain representations relating to itself and the related Equipment. The Company also will agree to indemnify each Indenture Trustee, each Owner Participant and each Owner Trustee, and certain parties affiliated with the foregoing (but not including holders of the Equipment Notes or the Certificateholders), for certain liabilities, losses, fees and expenses and for certain other matters arising out of the transactions described herein or relating to the applicable Equipment or the use thereof. In addition, under certain circumstances the Company will be required to indemnify such persons against certain taxes, levies and duties and for certain other matters relating to such transactions or the applicable Equipment. Subject to certain restrictions, each Participation Agreement will permit the related Owner Participant to convey all of its right, title and interest in the related Owner Trust. Moreover, if so provided in the applicable Prospectus Supplement, a Participation Agreement may provide that, in certain circumstances the Company may assume the related Owner Trust's obligation under the related Equipment Notes on a full recourse basis upon a purchase of the related Equipment by the Company.

                        FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Simpson Thacher & Bartlett, tax counsel to the Company, the following discussion accurately describes the principal United States federal income tax consequences of ownership and disposition of the Pass Through Certificates, and should be read in conjunction with any additional discussion of federal income tax consequences included in the applicable Prospectus Supplement. This opinion is based on laws, regulations, rulings and decisions in effect as of the date hereof. Changes to existing law, which could have retroactive effect, may alter the consequences described below. This opinion does not purport to address federal income tax consequences applicable to particular categories of investors, some of which (for example, insurance companies and foreign investors) may be subject to special rules. This summary discusses only Pass Through Certificates held as capital assets for federal income tax purposes. Persons considering purchasing interests in Pass Through Certificates should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction. The Pass Through Trusts are not indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Pass Through Trust would result in a reduction in the amounts available for distribution to the Certificateholders of such Pass Through Trust.

GENERAL

     The Pass Through Trusts will not be classified as associations taxable as corporations, but rather, will be classified as grantor trusts under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"), and each Certificateholder will be treated as the owner of a pro rata undivided interest in each of the Equipment Notes and any other property held in the related Pass Through Trust.

     Each Certificateholder will be required to report on its federal income tax return its pro rata share of the entire income from each of the Equipment Notes and any other property held in the related Pass Through Trust in accordance with such Certificateholder's method of accounting. A Certificateholder using the cash method of accounting must take into account its pro rata share of income as and when such income is considered to have been received by the Pass Through Trustee. A Certificateholder using an accrual method of accounting must take into account its pro rata share of income as it accrues or is received by the Pass Through Trustee, whichever is earlier. Each Certificateholder will generally be entitled to deduct its share of the Pass Through Trustee's fees and expenses incurred in connection with its administration of the related Pass Through Trust. However, a noncorporate Certificateholder's allocable share of the Pass Through Trustee's fees and expenses may be a "miscellaneous itemized deduction" as defined in Section 67 of the Code. Under that Section, "miscellaneous itemized deductions" will be deductible by a noncorporate Certificateholder only to the extent that the aggregate of such deductions (including those arising from transactions unrelated to holding the Pass Through Certificates) exceed 2% of such Certificateholder's adjusted gross income.

     A purchaser of an interest in a Pass Through Certificate will be treated as purchasing an interest in each Equipment Note and any other property in the related Pass Through Trust at a price determined by allocating the purchase price paid for the Pass Through Certificate among such Equipment Notes and other property in proportion to their relative fair market values at the time of purchase of the Pass Through Certificate. Unless otherwise indicated in a Prospectus Supplement, the Company anticipates that when all the Equipment Notes have been acquired by the related Pass Through Trust, the purchase price paid for a Pass Through Certificate of such Pass Through Trust by an original purchaser of such Pass Through Certificate should be allocated among the Equipment Notes held in such Pass Through Trust in proportion to their respective principal amounts.

     If an Equipment Note held by a Pass Through Trust is prepaid, a Certificateholder will be considered to have sold his pro rata share of that Equipment Note, and will recognize gain or loss equal to the difference between its aggregate adjusted basis in the Equipment Note and the amount realized on the sale (except to the extent attributable to accrued interest, which would be taxable as interest income if not previously included in income). Subject to the market discount provisions of the Code (described below), any such gain or loss will be long-term capital gain or loss if the Equipment Note is considered to have been held for more than one year. Net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. With respect to the Equipment Notes, although the matter is not entirely free from doubt, an Owner Participant's conveyance of its interest in an Owner Trust will not constitute a taxable event to the holders of interests in the related Equipment Notes. If the Company were to assume an Owner Trust's obligations under the related Equipment Notes upon a purchase of the related Equipment by the Company, such assumption would be treated as a taxable exchange of the respective Equipment Notes resulting in the recognition of taxable gain or loss under the rules discussed above. For this purpose the amount realized will be equal to the fair market value of the Certificateholder's pro rata share of the respective Equipment Notes at such time. However, under proposed Treasury regulations not currently in effect, the Company's assumption of the Owner Trust's obligations under the circumstances described above would not be treated as a taxable exchange of the Equipment Notes. It is impossible to predict whether, or in what form, final or temporary regulations might be promulgated and what the substance or effective date of such regulations might be.

SALES OR EXCHANGES OF PASS THROUGH CERTIFICATES

     A Certificateholder that sells or exchanges a Pass Through Certificate will be considered to have sold his pro rata portion of the property held by the Pass Through Trust, and will recognize gain or loss on the basis discussed in the preceding paragraph.

MARKET DISCOUNT

     A purchaser of a Pass Through Certificate generally will be considered to have acquired an interest in an Equipment Note at a "market discount" to the extent the remaining principal amount of such Equipment Note allocable to the Pass Through Certificate exceeds the Certificateholder's tax basis allocable to such Equipment Note, unless the excess does not exceed a prescribed de minimis amount. In the event such excess exceeds the de minimis amount, the Certificateholder will be subject to the market discount rules of Sections 1276 through 1278 of the Code with regard to its interest in such Equipment Note.

     In the case of a sale or certain other disposition of indebtedness subject to the market discount rules, Section 1276 of the Code requires that gain, if any, from such sale or disposition be treated as ordinary income to the extent such gain represents a market discount that has accrued during the period such indebtedness was held. If such indebtedness is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Code Section 1276(d)), accrued market discount will be includable as ordinary income as if the Certificateholder had sold the Equipment Note at its then market value.

     In the case of a partial principal payment on indebtedness subject to the market discount rules, Section 1276 of the Code requires that such payment be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued during the period such indebtedness was held. The amount of any accrued market discount later required to be included in income upon a disposition or subsequent partial principal payment will be reduced by the amount of accrued market discount previously included in income.

     Generally, market discount accrues under a straight line method or, at the election of the taxpayer, a constant interest method. However, in the case of installment obligations (such as the Equipment Notes), the manner in which the market discount is to be accrued has been left to Treasury regulations not yet promulgated. Until such Treasury regulations are issued, the explanatory Conference Report to the Tax Reform Act of 1986 (the "Conference Report") indicates that holders of installment obligations with a market discount (which do not have original issue discount) may elect to accrue the market discount either on the basis of a constant interest rate or as follows: the amount of the market discount that is deemed to accrue is the amount of the market discount that bears the same ratio to the total amount of the remaining market discount that the amount of stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the installment obligation as of the beginning of such period.

     Under Section 1277 of the Code, if in any taxable year interest paid or accrued on indebtedness incurred or continued to purchase or carry indebtedness subject to the market discount rules exceeds the interest currently includable in income with respect to such indebtedness, deduction of the excess interest must be deferred to the extent of the market discount allocable to the taxable year. The deferred portion of any interest expense will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

     Section 1278 of the Code allows a taxpayer to make an election to include market discount in his gross income currently. If such election is made, the rules of Sections 1276 and 1277 (described above) will not apply to the taxpayer.

PREMIUM

     A Certificateholder will be considered to have acquired an interest in an Equipment Note at a premium to the extent such Certificateholder's tax basis allocable to such Equipment Note exceeds the remaining principal amount of such Equipment Note allocable to such Certificateholder's Pass Through Certificate. In that event, a Certificateholder that holds such Pass Through Certificate as a capital asset may elect (in accordance with applicable Code provisions) to amortize such premium as an offset to interest income under Section 171 of the Code with corresponding reductions in the Certificateholder's tax basis in such Equipment Note. Generally, such amortization is on a constant yield basis. In the case of installment obligations (such as the Equipment Notes), however, the Conference Report indicates a Congressional intent that amortization will be in accordance with the same rules that will apply to the accrual of market discount on installment obligations. See "Market Discount."

     Since the Equipment Notes may be called at a premium prior to maturity, amortizable premium may be determined by reference to an early call date. Due to the complexities of the amortizable premium rules, particularly where there is more than one possible call date and the amount of any premium is uncertain, Certificateholders are urged to consult their tax advisors as to the amount of any such amortizable premium.

     If a Certificateholder acquires an interest in an Equipment Note at a premium and elects to amortize such premium, and the Internal Revenue Service successfully challenges the amount of amortization claimed for a particular period, then such Certificate Owner would be precluded from offsetting interest income on the Equipment Note for such period with the amount of the disallowed amortization, and the basis of such Equipment Note would be increased accordingly.

ORIGINAL ISSUE DISCOUNT

     Under a reasonable interpretation of applicable Treasury regulations on original issue discount, it is not anticipated that the Equipment Notes (and, consequently, the Pass Through Certificates) will be issued with original issue discount.

BACKUP WITHHOLDING

     Payments made on the Pass Through Certificates, and proceeds from the sale or exchange of the Pass Through Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificateholder complies with certain reporting procedures or is an exempt recipient under the Code. Any such withholding amounts will be allowed as a credit against the Certificateholder's federal income tax and may entitle such Certificateholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              CERTAIN STATE TAXES

     The Pass Through Trustee is a national banking association with its corporate trust office in Hartford, Connecticut. Shipman & Goodwin, special counsel for the Pass Through Trustee, has advised the Company that, in its opinion, under currently applicable law, assuming that each Pass Through Trust will not be classified as an association taxable as a corporation for federal income tax purposes, but rather will be classified as a grantor trust under
Section 671 of the Code, and assuming that each Pass Through Trust does not otherwise engage in business in Connecticut, (i) the Pass Through Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Connecticut or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Connecticut will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Connecticut or any political subdivision thereof as a result of purchasing, owning (including receiving payments with respect to) or selling a Pass Through Certificate.

     Neither the Pass Through Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Pass Through Trust would result in a reduction in the amounts available for distribution to the Certificateholders of such Pass Through Trust. In general, should a Certificateholder or a Pass Through Trust be subject to any State or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                              ERISA CONSIDERATIONS

     Unless otherwise indicated in the applicable Prospectus Supplement, Pass Through Certificates may not be purchased by, or with the assets of, any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or individual retirement account or plan subject to Section 4975 of the Code. Certain governmental plans and non-electing church plans, however, are not subject to Title I of ERISA or
Section 4975 of the Code and, therefore, may purchase the Pass Through Certificates.

                              PLAN OF DISTRIBUTION

     The Pass Through Certificates may be sold to or through underwriters, directly to other purchasers or through agents.

     The distribution of the Pass Through Certificates may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Pass Through Certificates, underwriters or agents may receive compensation from the Company or from purchasers of Pass Through Certificates for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Pass Through Certificates to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Pass Through Certificates may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Pass Through Certificates by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Pass Through Certificates may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company does not intend to apply for the listing of any Series of Pass Through Certificates on a national securities exchange. If the Pass Through Certificates of any Series are sold to or through underwriters, the underwriters may make a market in such Pass Through Certificates, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in such Pass Through Certificates, and any such market-making could be discontinued at any time at the sole discretion of the underwriters.

Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Pass Through Certificates of any Series.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable Prospectus Supplement, the legality of the Pass Through Certificates offered hereby will be passed upon for the Company by special counsel to the Company, Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, and for the underwriters and certain other purchasers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Unless otherwise indicated in the applicable Prospectus Supplement, both Simpson Thacher & Bartlett and Cravath, Swaine & Moore may rely on the opinion of Shipman & Goodwin, counsel for Shawmut Bank Connecticut, National Association, individually and as Pass Through Trustee, as to matters relating to the authorization, execution and delivery of the Pass Through Agreement and of each Series of Pass Through Certificates by the Pass Through Trustee.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The estimated expenses payable by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

     SEC registration fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 37,932
     Printing and engraving expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35,000
     Accounting fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20,000
     Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    300,000
     Blue Sky expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,000
     Trustee's fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,500
     Fees of rating agencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    150,000
     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,068
                                                                                                                    ========
     Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $558,500
                                                                                                                    ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article III, Section 14 of the Bylaws of the Company, as amended, provides for indemnification of officers, directors and employees of the Company to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, the Company has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Pursuant to authority conferred by stockholders at the annual meeting of the Company on April 30, 1987, the Company has entered into Indemnity Agreements with each of its directors. The Indemnity Agreements establish contract rights in favor of the Company's directors and thus give them assurances that the indemnity provided would continue despite possible future changes or amendments to the Company's Bylaws or the Restated Certificate of Incorporation. The Indemnity Agreements generally provide that the directors are entitled to indemnification to the fullest extent permitted by law against liabilities arising from any claims made against them arising from acts or omissions alleged to have been committed while acting as directors and solely because of their being directors.

     Also at the annual meeting of the Company on April 30, 1987, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to eliminate the personal liability of each director of the Company to the Company or its shareholders for monetary damages for breach of fiduciary duty under certain circumstances. The amendment is consistent with amendments to the Delaware General Corporation Law effective July 1, 1986.

     In addition to the indemnification provision of the Company's Bylaws and the Indemnity Agreements, the Company's directors and officers are covered by Directors' and Officers' liability insurance with a limit of $100 million, which insurance is subject to exclusions, deductibles and conditions.

     The above discussion of the Company's Bylaws, Section 145 of the Delaware General Corporation Law and the Company's Indemnity Agreements with its directors is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws, statute and Agreements.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                                         DESCRIPTION OF EXHIBITS
1*           Form of Underwriting Agreement relating to Pass Through Certificates

4(a)(1)*     Form of Pass Through Trust Agreement between Phillips Petroleum Company and the Pass Through Trustee

4(a)(2)*     Form of Pass Through Certificate (included in 4(a)(1))

4(b)(1)*     Form of Trust Indenture and Security Agreement between the Owner Trustee and the Indenture Trustee

4(b)(2)*     Form of Equipment Note (included in Exhibit 4(b)(1))

4(c)*        Form of Participation Agreement among Phillips Petroleum Company, as Lessee, an Owner Participant, an Owner Trustee,
             an Indenture Trustee and the Pass Through Trustee

4(d)*        Form of Trust Agreement between an Owner Participant and an Owner Trustee

4(e)*        Form of Lease Agreement between an Owner Trustee, as the Lessor, and Phillips Petroleum Company, as Lessee

5(a)*        Opinion of Simpson Thacher & Bartlett, special counsel for Phillips Petroleum Company

5(b)*        Opinion of Shipman & Goodwin, counsel for the Pass Through Trustee

8(a)*        Tax Opinion of Simpson Thacher & Bartlett, counsel for Phillips Petroleum Company (included under the caption
             "Federal Income Tax Consequences" in the Prospectus)

8(b)*        Tax Opinion of Shipman & Goodwin, counsel for the Pass Through Trustee (included under the caption
              "Certain State Taxes" in the Prospectus (included in Exhibit 5(b))

12           Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company's Quarterly
             Report on Form 10-Q for the quarter ended June 30, 1994)

23(a)        Consent of Simpson Thacher & Bartlett, counsel for Phillips Petroleum Company (included in Exhibit 5(a))

23(b)        Consent of Shipman & Goodwin, counsel for the Pass Through Trustee (included in Exhibit 5(b))

23(c)        Consent of Ernst & Young LLP which appears on page II-5 of the Registration Statement

24           Powers of Attorney

25*          Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Shawmut Bank Connecticut,
             National Association as Pass Through Trustee



- ----------------------------------
*    To be filed pursuant to an amendment.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration:

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
     Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bartlesville, State of Oklahoma, on the 9th day of August, 1994.


                              PHILLIPS PETROLEUM COMPANY


                              By:            W. W. Allen
                                 ------------------------------------------
                                 (W. W. Allen, Chairman of the
                                 Board of Directors and Chief Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Signature                                         Title                                Date
                 ---------                                         -----                                ----

         W. W. Allen
 -------------------------------                      Chairman of the Board of Directors            August 9, 1994
        (W.W. Allen)                                     and Chief Executive Officer;
                                                         Principal Executive Officer

         T.C. Morris
 -------------------------------                      Senior Vice President, Treasurer and          August 9, 1994
        (T.C. Morris)                                    Chief Financial Officer; Principal
                                                         Financial Officer

         L.F. Francis
 -------------------------------                      Controller and General Tax Officer;           August 9, 1994
        (L.F. Francis)                                   Principal Accounting Officer

 W.W. ALLEN, NORMAN R. AUGUSTINE, GEORGE B.   )
 BEITZEL, CHARLES L. BOWERMAN, ROBERT E.      )
 CHAPPELL, JR., LAWRENCE S. EAGLEBURGER,      )
 JAMES B. EDWARDS, LARRY D. HORNER, E.        )
 DOUGLAS KENNA, J.J. MULVA, RANDALL L.        )
 TOBIAS, VICTORIA J. TSCHINKEL, J.L.          )                   Directors                         August 9, 1994
 WHITMIRE                                     )
                                              )

 By         T.C. Morris
    ------------------------------
    (T.C. Morris, Attorney-in-fact)


                                                                   EXHIBIT 23(C)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Phillips Petroleum Company for the registration of Phillips Petroleum Company's Pass Through Certificates and to the incorporation by reference therein of our report dated March 8, 1994, with respect to the consolidated financial statements and schedules of Phillips Petroleum Company included in its Annual Report (Form 10-K) for the year ended December 31, 1993, as amended, filed with the Securities and Exchange Commission.


                                 Ernst & Young LLP


Tulsa, Oklahoma
August 9, 1994

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                         DESCRIPTION OF EXHIBITS
1*           Form of Underwriting Agreement relating to Pass Through Certificates

4(a)(1)*     Form of Pass Through Trust Agreement between Phillips Petroleum Company and the Pass Through Trustee

4(a)(2)*     Form of Pass Through Certificate (included in 4(a)(1))

4(b)(1)*     Form of Trust Indenture and Security Agreement between the Owner Trustee and the Indenture Trustee

4(b)(2)*     Form of Equipment Note (included in Exhibit 4(b)(1))

4(c)*        Form of Participation Agreement among Phillips Petroleum Company, as Lessee, an Owner Participant, an Owner Trustee,
             an Indenture Trustee and the Pass Through Trustee

4(d)*        Form of Trust Agreement between an Owner Participant and an Owner Trustee

4(e)*        Form of Lease Agreement between an Owner Trustee, as the Lessor, and Phillips Petroleum Company, as Lessee

5(a)*        Opinion of Simpson Thacher & Bartlett, special counsel for Phillips Petroleum Company

5(b)*        Opinion of Shipman & Goodwin, counsel for the Pass Through Trustee

8(a)*        Tax Opinion of Simpson Thacher & Bartlett, counsel for Phillips Petroleum Company (included under the caption
             "Federal Income Tax Consequences" in the Prospectus)

8(b)*        Tax Opinion of Shipman & Goodwin, counsel for the Pass Through Trustee (included under the caption
              "Certain State Taxes" in the Prospectus (included in Exhibit 5(b))

12           Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company's Quarterly
             Report on Form 10-Q for the quarter ended June 30, 1994)

23(a)        Consent of Simpson Thacher & Bartlett, counsel for Phillips Petroleum Company (included in Exhibit 5(a))

23(b)        Consent of Shipman & Goodwin, counsel for the Pass Through Trustee (included in Exhibit 5(b))

23(c)        Consent of Ernst & Young LLP which appears on page II-5 of the Registration Statement

24           Powers of Attorney

25*          Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Shawmut Bank Connecticut,
             National Association as Pass Through Trustee



- ----------------------------------
*    To be filed pursuant to an amendment.